Exhibit 10.1

ELECTRAMECCANICA VEHICLES CORP.

RETENTION AGREEMENT

This Retention Agreement (hereinafter, the “Agreement”), by and between ElectraMeccanica Vehicles Corp. (the “Company”) and Susan Docherty (“Executive”), is effective as of September 28, 2023 (the “Effective Date”). Both the Company and Executive are hereinafter individually referred to as a “Party” and jointly referred to as “Parties” in this Agreement.

WHEREAS, Executive currently serves as the Chief Executive Officer for the Company; and

WHEREAS, Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will continue to have the dedication of Executive and therefore desires to provide Executive with a cash payment if Executive remains employed by the Company for a specified period of time; and

WHEREAS, Company also wishes to recognize the significant efforts by Executive on the Company’s strategic initiatives, including the Arrangement Agreement between the Company and Tevva Motors Vehicles Limited, dated August 14, 2023; and

WHEREAS, any benefits Executive may become entitled to under this Agreement shall be in addition to any benefits Executive may become entitled to pursuant to the Employment Agreement; and

WHEREAS, the Company and Executive have determined it is in their mutual best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and provisions contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	RETENTION PERIOD

Unless earlier terminated as hereinafter provided, this Agreement shall commence on the Effective Date hereof and shall end on June 30, 2024 (the “Retention Period”). This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain separations from employment as provided below and in the Employment Agreement.

2.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified below:

2.1 “Agreement” shall mean this Retention Agreement.

2.2 “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

2.3 “Cause” means the occurrence of any one of the following:

(a) the continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties and providing the Executive with thirty (30) days to cure, or

(b) by the Executive engaging in illegal conduct or gross misconduct in violation of the Company’s Code of Ethical Behavior.

Any act, or failure to act, based upon authority given pursuant to a resolution duty adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Company’s Board of Directors, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subsection (a) or (b) above, and specifying the particulars thereof in detail.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

2.5 “Company” shall mean ElectraMeccanica Vehicles Corp.. or any successor to its business and/or assets.

2.6 “Effective Date” shall mean the date this Agreement is signed by the Executive.

2.7 “Executive” shall mean Susan Docherty.

2.8 “Notice of Separation” shall mean a written notice from one Party to the other Party under Section 4.5 specifying the Separation Date and which, if required by this Agreement, sets forth in reasonable detail the facts and circumstances relating to the basis for Executive’s separation from employment.

2.9 “Employment Agreement” shall mean Executive’s Offer Letter dated December 2, 2022, as may be amended from time to time.

2.10 “Party” or “Parties” shall mean the Company and the Executive individually or collectively, respectively.

2.11 “Release Period” shall be as defined in Section 3.2.

2.12 “Retention Payment” shall be as defined in Section 3.1.

2.13 “Retention Payment Date” or “Retention Payment Dates” shall be as defined in Section 3.1.

2.14 “Retention Period” shall be as defined in Section 1.

2.15 “Separation Date” shall mean the date specified in the Notice of Separation (which may be immediate) as the date upon which Executive’s employment with the Company is to terminate.

3.	RETENTION PAYMENT

3.1 In General. In consideration of Executive’s agreement to continue employment with the Company during the Retention Period, Executive is eligible to earn a retention payment of up to one million and fourteen thousand dollars ($1,014,000) (“Retention Payment”), if Executive remains actively employed until the last day of the Retention Period. The Retention Payment shall be payable to Executive in three equal installments of three hundred thirty eight thousand dollars ($338,000), with the first payment vested on October 1, 2023, the second payment vested on February 14, 2024, and the final payment vested on June 30, 2024 (each, a “Retention Payment Date” and collectively, the “Retention Payment Dates”); provided that, Executive remains actively employed until each Retention Payment Date. Each installment payable to Executive under this Section shall be paid to Executive within thirty (30) days after each such Retention Payment Date. If prior to any Retention Payment Date, Executive’s employment is terminated: (i) by the Company as a result of a termination for Cause, or (ii) by Executive for any reason, the remaining portion of the Retention Payment which has not yet vested shall be immediately forfeited. Upon Executive’s receipt of the full Retention Payment under this Agreement, the Company shall have no further obligation to Executive with respect to the subject matter under this Agreement. This Agreement shall terminate upon the expiration of the Retention Period.

3.2 Retention Payment Upon Involuntary Termination Without Cause. If Executive’s employment is involuntarily terminated prior to June 30, 2024, by the Company for any reason other than Cause, any such termination shall result in an immediate vesting of the remaining portion of the Retention Payment which has not yet vested. Such Retention Payment shall be payable to Executive in addition to any severance benefits that may be payable to Executive pursuant to the Employment Agreement upon separation from employment.

3.3 Section 409A. Any Retention Payment paid pursuant to Sections 3.1 or 3.2 is intended to constitute a payment pursuant to the “short-term deferral” exception under Code Section 409A as set forth in Section 1.409A-1(b)(4) of the Treasury Regulations, and this Agreement shall be interpreted consistent with such intent. To the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Code Section 409A, including any applicable exceptions. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Code Section 409A. If, at the time of Executive’s separation from service (within the meaning of Code Section 409A), (i) Executive is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes nonqualified deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. Any payment under Section 3.2 shall be triggered only by a “separation from service” within the meaning of Code Section 409A.

4.	MISCELLANEOUS

4.1 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company for which Executive may qualify, nor shall anything in this Agreement limit or otherwise affect any rights Executive may have under any contract or agreement with the Company.

4.2 Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

4.3 Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

4.4 Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Company:	ElectraMeccanica

c/o Human Resources

8127 E. Ray Road

Mesa, Arizona 85212

If to Executive:	To Executive’s last known address on file with the Company.

Any Party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other Party in the same manner provided herein.

4.6 Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and, except as otherwise provided herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto, and any prior agreement of the Parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. None of the Parties shall be liable or bound to any other Party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

4.7 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.8 Waiver. Failure of either Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the Party making the waiver.

4.9 Amendments and Modifications. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either Party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement.

4.10 Governing Law. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:

By:	/s/ Susan Docherty
Susan Docherty

EMPLOYER:

By:	/s/ David Shemmans
David Shemmans
Compensation Committee Chairman

4